EXHIBIT 3.3

FIRST Amendment to the

BYLAWS OF

MEDALIST DIVERSIFIED REIT, INC.

1.	This First Amendment to the Bylaws of Medalist Diversified REIT, Inc. (the “Bylaws”) shall be effective as of March 2, 2026.

2.	All references in the Bylaws to Medalist Diversified REIT, Inc. or “Corporation” shall mean Medalist Diversified, Inc.

Except as set forth herein, the Bylaws shall remain in full force and effect.